ADDENDUM TO THE
ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
GOLDEN EAGLE INTERNATIONAL, INC.

        Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

        FIRST: The name of the corporation is: Golden Eagle International, Inc. (the "Company").

        SECOND: The Board of Directors and the Shareholders of the Company have approved and duly adopted the following amendment to the article titled "Fourth" of the Articles of Incorporation:

The following paragraph is hereby added after the existing paragraph of the article entitled “Fourth” of the Company’s Articles of Incorporation:

Reverse Split of Capital Stock.
Upon the effective date of this amendment of Article Fourth as stated in the Articles of Amendment to which this is an Addendum, with the Colorado Secretary of State (the “Effective Time”), and without any further act by the Corporation of the holder of any outstanding shares, each 500 shares of our common stock issued and outstanding immediately before the Effective Time shall be and is hereby automatically combined, reclassified, and changed (by way of reverse stock split), into one share of common stock; provided that no fractional shares of common stock shall be issued as a result of the reverse stock split in respect of any shares of common stock held by any holder in a discrete account, whether of record or with a nominee, and all fractional shares owned by each holder of record will be aggregated and to the extent, after aggregating all fractional shares, any registered holder is entitled to a fraction of a share, such holder shall be entitled to receive one whole share in respect of such fraction of a share which whole share will be legally and validly authorized, fully-paid and non-assessable.

        THIRD: The above Amendment to the Articles of Incorporation was submitted to the Shareholders of the Company for approval at a special meeting held on March 23, 2010, and the number of votes cast in favor of the amendment was sufficient for approval.

        The name and address of the individual who caused this document to be filed, and who may be contacted by the Secretary of State with any questions, is:

Terry C. Turner, Chief Executive Officer
Golden Eagle International, Inc.
9661 South 700 East
Salt Lake City, Utah 84070
Telephone: (801) 619-9320

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